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                                                                     EXHIBIT 10p


                       DATA PROCESSING SERVICES AGREEMENT


        THIS DATA PROCESSING SERVICES AGREEMENT is made as of this 3rd day of July, (the "Agreement") by and between M&I Data Services, a division of the Marshall & Isley Corporation, a Wisconsin corporation ("M&I") and PremierBank & Trust, an Ohio corporation, (the "Customer").

                                    RECITALS


        WHEREAS, M&I provides data processing services to customers located across the country; and

        WHEREAS, M&l desires to provide data processing services to Customer, and Customer desires to have M&I provide it with such services.

        NOW, ThEREFORE, in consideration of the recitals and for the good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. SERVICES. M&I shall provide Customer with the data processing services requested by Customer utilizing the version of the banking system software made available from time to time by M&I through the M&I Service Bureau (the "Services"). The functionality of the software and a further description of the Services is set forth in the User ManuaIs, copies of which will be provided, or made available, to Customer. Customer shall purchase the data processing services indicated on Exhibit A and Exhibit A-I from M&I. Unless otherwise agreed in writing between M&I and Customer, and subject to the other provisions of the Agreement, M&I shall make the On-line Services available to Customer, subject to normal downtime and maintenance, at times indicated on the M&I On-line Availability Schedule, as modified from time to time.

        2. FEES AND TAXES. Customer agrees to pay for the Services received hereunder as follows:

        a. AMOUNT OF FEES. Commencing on the Conversion Date (as defined in
Section 3) and on the first day of each month thereafter through the end of the term of this Agreement, Customer shall pay M&I a fixed monthly fee of forty-seven thousand four hundred sixty-three dollars ($47,463) per month (the "Fixed Monthly Fee") for the Services described on Exhibit A (provided however, commencing with the February 1997 invoice, and each month thereafter through March 1998, M&I will provide Customer a credit of fifteen thousand dollars ($15,000) against Monthly Processing charges. For Services requested by Customer in addition to those on Exhibit A, Customer shall pay in accordance with M&I's then-current standard published prices. The Fixed Monthly Fee will be adjusted in accordance with the provisions of Exhibit B. Customer also agrees to pay all communication costs, telecommunication charges, printline charges and other output costs. For Customer requested applications, not contemplated by this Agreement, Customer shall preapprove and pay all start-up fees, pass-through charges, out-of-pocket expenses, conversion expenses and fees, workshop fees, training fees, as well as, late
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fees or charges billed as miscellaneous on Customer's invoice (the
"Miscellaneous Fees"). The M&I standard published prices as of the date of this Agreement are set forth on the fee schedule attached as Exhibit C.

        b. DISCOUNT. M&I shall provide Customer with a ten percent (10%)discount on Services not included in the Fixed Monthly Fee and which are a part of M&I's 19% standard published price list (exclusive of EFT Services, STAR View, and CFI Laserpro Maintenance which shall not be discounted, and Management Data Warehouse which shall be discounted in accordance with the special provisions contained in Exhibit A4) excluding communication costs, telecommunication charges, printline charges and other output costs, start-up fees, pass-through charges, out-of-pocket expenses, conversion expenses and fees, workshop fees, training fees, late fees, or charges billed as Miscellaneous on the Customer's invoice. The discount shall be in effect for the term of the Agreement

        c. PRICE ADJUSTMENTS. M&I standard published charges are set forth on the fee schedule attached as Exhibit B. M&I may modify its standard published charges for Services not included in the Fixed Monthly Fee from time to time (the "Price Change Date"). M&I agrees to provide Customer with thirty (30) days' written notice of any price increases prior to effectiveness of the price increase. During each twelve (12) month period ending on the Price Change Date (or such shorter period from the date this Agreement becomes effective to the first Price Change Date), Customer shall receive a credit if the increase in the standard published charges used to compute Customer's invoice causes a total increase of more than the lesser of five percent (5%) or the increase in the Consumer Price Index (CH, all items-U), as published by the U.S. Department of Labor or any successor index (based on comparing the same mix of volume and services, as described below). The Services and associated volumes (excluding any credits or Miscellaneous Fees) on the three (3) most recent Customers' invoices preceding the announcement of any price adjustment shall be used to calculate the percentage change (the "Adjustment Period"). If during the first year of this Agreement, three (3) invoices are not available, the volumes processed during the prior month, or to be processed during the current month, if the conversion occurs during the month prior to the Price Change Date, shall be used to compute the percentage change. If the net increase exceeds the annual ceiling, the dollar difference will be credited to the Customer on each month's invoice (the "Price Adjustment Credit"). For example, if the price increase is announced in January, M&I will apply the increased prices to the volumes and Services invoiced to Customer during the months of October, November, and December. The total of the three (3) months, computed based on the actual invoices and recomputed using the increased prices, is then compared. The amount by which the difference exceeds the annual ceiling is divided by three; the result is the Price Adjustment Credit to be applied against Customer's invoice until the next price increase. If, for example, the total monthly charges for October, November, and December were fifty thousand dollars) ($50,000), a ten percent (10%) cap would limit the recomputed fees to fifty-five thousand dollars ($55,000). If the recomputed fees are fifty-five thousand dollars ($55,000) or less, the Customer receives no Price Adjustment Credit If the recomputed fees were fifty-eight thousand dollars ($58,000), the Customer would receive a Price Adjustment Credit of one thousand dollars ($1,000) per month on each subsequent monthly invoice until the next price increase.



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        d. ADDITIONAL CHARGES. In addition to the charges described above or set forth in Exhibit C, Customer agrees to pay for any manufacturers, sales, use, excise, personal property, or any other tax or charge, or duty or assessment levied or assessed by any governmental authority upon or as a result of the execution or performance of any service pursuant to this Agreement or materials furnished with respect to the Agreement, except those taxes based on M&I's net income, franchise, or personal property.

        e. TERMS OF PAYMENT. Customer shall pay the Fixed Monthly Fee on the first day of the month in which the Services are to be performed. Any other amounts due hereunder shall be paid within thirty (30) days of invoice, unless otherwise provided herein. To effect the payment, Customer hereby authorizes M&I to initiate debit entries from and, if necessary, initiate credit entries and adjustments to Customer's account at the depository designated in the ACH Authorization Agreement. Debit entries for the Fixed Monthly Fee will be made on the first day of each month for which Services will be rendered under the Agreement In the event that a payment day is a nonbusiness day, entries will be made on the first preceding business day. Customer shall authorize, on the attached ACH Authorization Agreement, debits from and credits to its account for payment for Services received under the Agreement. The Customer shall also pay any collection fees and reasonable attorneys' fees incurred by M&I in collecting payment of the charges and any other amounts for which Customer is liable under the terms and conditions of this Agreement, except for amounts disputed in good faith in accordance with the provisions of the following paragraph.

        Should Customer reasonably and in good faith dispute any fees so billed, Customer may withhold payment for the disputed amount provided Customer notifies M&I of such disagreements or objections within the prescribed thirty (30) day period; however, the Fixed Monthly Fee and any undisputed amounts shall be promptly paid as described above. The parties agree to promptly attempt to resolve the dispute, and further agree if the disputed invoice is not resolved within sixty (60) days of the invoice date, the chief executive officers of the parties shall meet to resolve the dispute.

        f. MODIFICATION OF TERMS AND PRICING. If Customer is in default and M&I elects to continue to perform the Services, Customer agrees to pay M&I all unamortized conversion expenses in advance of M&I performing any additional Services. In addition, Customer agrees that all charges for Services shall be computed using M&I's then-current standard published prices, paid in advance as determined by M&I. At M&I's option, such Services shall be provided on a month-to-month basis.

        3.      TERM.

        a. INITIAL TERM. This Agreement shall be effective upon execution by both parties, and both parties will promptly undertake the conversion activities necessary to process Customer's data. M&I currently anticipates, subject to Customer's timely and satisfactory completion of its responsibilities described in the M&I Conversion Manual and in the Conversion Schedule to be established by M&I, and agreed to by Customer, that all conversion activities will be completed on ________________(the "Conversion Date"). A copy of the anticipated conversion progress plan is attached as Exhibit D. The term of this Agreement shall continue for a period of ninety-six (96) months from the Conversion Date.

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        b. RENEWAL OBLIGATIONS. During any renewal term, or for any Services provided after the end of the initial term, whether or not the Agreement is renewed, Customer agrees that the terms of this Agreement shall continue to apply, except that all charges for Services shall be computed using M&I's then-current standard published prices paid in advance as determined by M&I. At M&I's option, such Services shall be provided by M&I on a month-to-month basis.

        4. Future branches, subsidiaries, or affiliates shall not be required to receive data processing services hereunder. In the event Customer desires any such entity to receive Services hereunder, this Agreement shall be amended in writing by the parties.

        5. CONFIDENTIALITY AND OWNERSHIP. Both parties will, to the extent and in accordance with their policies used to protect their own information of similar importance, use their best efforts to refrain from and prevent the use of or disclosure of any confidential information of the other party, disclosed or obtained by such party while performing its obligations under this Agreement, except when such use or disclosure is for the purpose of providing the Services. Neither party will have an obligation of confidentiality with regard to any information insofar as the same: (1) was known to such party prior to disclosure; (2) is or becomes publicly available other than as a result of a breach of this Agreement; or (3) is disclosed to such party by a third party not subject to an obligation of confidentiality. Nor shall the obligation of confidentiality occur where disclosure is made pursuant to: (1) any law of the United States or any state thereof; (2) the order of any court or governmental agency; or (3) the rules and regulations of any governmental agency, except that both parties agree to provide notice to the other prior to such disclosure if permitted to do so by the applicable court or governmental agency. In the event of a breach of this Section of the Agreement by either party, the breaching party shall give prompt notice to the other of such breach.

        Customer may reproduce and distribute any or all M&I's documentation, including User Manuals, solely for its own internal use. Customer recognizes, however, that such documentation may be copyrighted, trademarked, patented, or otherwise protected by M&I. Customer will not undertake to reproduce for distribution or distribute such documentation to any other third party. Any modifications made to such documentation by Customer for the purpose of customization are acknowledged to be solely at the risk of Customer, and M&I shall not be liable to Customer for any inaccuracies arising therefrom. The distribution of modified documentation is subject to the same restrictions and shall further contain an acknowledgement of M&I's copyright and other protected proprietary interests in such documentation.

        6. PROGRAMMING. M&I reserves the right to determine the programming (whether hardware or software) utilized with the equipment used in fulfilling its duties under this Agreement. All programs (including ideas and know-how and concepts) developed by M&I are and remain its sole property.

        7. EQUIPMENT. Customer shall obtain and maintain at its own expense such data processing and communications equipment as may be necessary or appropriate to facilitate the proper use and receipt of the Services. Customer shall pay all installation, monthly, and other charges relating to the installation and use of communications lines in connection with the Services. M&I shall not be

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responsible for the continued availability of the communications lines used by
Customer in accessing the Services. M&I shall be responsible for the reliability monitoring of the communications lines used by Customer in accessing the Services. M&I agrees to monitor communication lines and diagnostic modems with diagnostic systems capable of locating communication breakdowns for the purpose of advising Customer or Customer's vendor for corrective action.

        8. SUPPLIES. Customer shall pay for all supplies used in connection with the Services. All forms, supplies, or materials used in processing Customer's items and input data shall meet M&I's specifications.

        9. SYSTEMS MODIFICATION; AMENDMENT OF SERVICES. M&I may modify, amend, enhance, update, or provide the appropriate replacement for any of the Services, the software used to provide the Services, or any element of its systems at any time to: (a) improve the Services or (b) facilitate the continued economic provisions of the Service. M&I may, at any time, withdraw any of the Services upon providing one hundred eighty (180) days' prior written notice to Customer provided, however, there shall be no material reduction in the functionality of the core elements of M&I's Integrated Banking System software (Deposit System, Loan System, Customer Information System). M&I may also terminate any of the Services immediately upon any regulatory, legislative, or judicial determination that providing such Services is inconsistent with applicable law or regulation or upon imposition by any such authority of restrictions or conditions which would detract from the economic or other benefits to M&I or Customer to any element of the Services.

        10. DISASTER RECOVERY. M&I maintains, and shall continue to maintain throughout the term of this Agreement, off-site disaster recovery capabilities which permit M&I to recover from a disaster and continue providing Services to Customers within a commercially reasonable period. An executive summary of the current disaster recovery plan, which may change from time to time, is available upon request from M&I at no charge. M&I's current summary is attached as Exhibit
E. During the term of this Agreement, M&I will not modify its disaster recovery plan to provide for longer targeted recovery times than those contained in the Summary attached as Exhibit E. M&I's goal is to recover from a disaster within the targeted recovery times stated in the Summary. M&I shall test the operation and effectiveness of its disaster recovery plan at least annually. M&I maintains, and shall continue to maintain throughout the term of this Agreement, a backup power supply system to guard against electrical outages. M&I agrees to provide Customer at no additional charge an analysis of Customer's disaster recovery plan to assure compatibility with M&I's

        11. EVENTS OF DEFAULT.It shall be an Event of Default on the part of the Customer if: (a) Customer is insolvent, or a receiver or conservator shall be appointed with respect to the Customer; or (b)Customer shall fail to pay any sum due M&I within the prescribed time, except for any sums subject to a reasonable, good faith dispute as provided for in Section 2(e) herein; or (c) if the Customer shall fail to perform any of its other covenants or obligations under this Agreement where the failure of Customer to perform has a material adverse impact on M&I. It shall be an Event of Default on the part of M&I: (a) M&I is insolvent, or a receiver or conservator shall be appointed with respect to M&I; or (b) if M&I shall fail to perform any of its obligations under this Agreement where the failure of M&I to perform has a material adverse impact on Customer and is material to the
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provision of the Services, except for those obligations under Section 20 of this
Agreement as to which the Agreement provides specific remedies for M&I's failure to perform unless such failure to meet the standard in Section 20 creates a material adverse impact on Customer. The defaulting party shall have ten (10) days from the date of receipt of notice from the nondefaulting party of nonpayment or nonperformance to cure such an Event of Default, before the nondefaulting party may exercise any remedies it may have as a result of the Event of Default.

        12. REMEDIES UPON DEFAULT: LIMITATION OF LIABILITIES. If an Event of Default occurs on the part of the Customer, and is not cured within the ten (10) day period prescribed in Section 11, M&I may (a) terminate this Agreement; (b) terminate access to its central processing unit by the Customer; and (c) declare all amounts payable under this Agreement to be immediately due payable and file suit for or otherwise obtain payment from the Customer of any fees or other sums due it pursuant to this Agreement, plus any actual damages to its equipment or systems caused by the Customer's actions, failures to act, equipment, systems, or communication facilities. If an Event of Default occurs on the part of M&I, and is not cured within the ten (10) day period prescribed in Section 11, the Customer may only: (a) terminate this Agreement without payment of any buyout, deconversion charge, or penalty and (b) file suit or otherwise obtain payment of an aggregate amount of fees paid by the Customer to M&I hereunder during the six
(6) months immediately preceding the Event of Default; except that M&I's liability with respect to termination as a result of M&I's gross negligence or willful failure to perform shall be eighteen (18) months. Either party may also seek equitable remedies, including, without limitation, specific performance and injunctive relief, for a breach of Section 5 of this Agreement. M&I and the Customer agree that these damage provisions are reasonable in light of all present predictable circumstances (including expectable actual damages in that the fees to be charged by M&I hereunder do not include amounts sufficient to insure against greater claims). M&I and Customer expressly waive all claims for additional, incidental, consequential, compensatory, or punitive damages and agree that the remedies set forth in this Agreement shall be the sole and exclusive remedies of the parties. No lawsuit or other action may be brought by either party hereto or on any claim or controversy based upon or arising in any way out of this Agreement after one (1) year from the date of the occurrence allegedly giving rise to the action, except for nonpayment of sums due to M&I by Customer. M&I agrees that except in the case of an Event of Default relating to a breach by the Customer of its confidentiality obligations under Section 5 of this Agreement, M&I will not exercise its remedy to terminate Customer's access to the M&I central processing unit so long as: (a) Customer is current m the payment of all amounts due M&I as reflected on M&I's last invoice to Customer; and (b)only exercise such remedy after providing Customer with sixty (60) days' prior written notice.

        13. TERMINATION.

            a. END OF INITIAL TERM. This Agreement shall automatically be extended at the end of the initial ninety-six (96) month term for an additional eighteen (18) month renewal term, unless the Customer gives M&I at least one hundred eighty (180) days' prior written notice of its intent to terminate, which notice may be given during the initial term of the Agreement.

            b. RENEWAL TERM. During the renewal term, this Agreement shall be automatically extended for an additional one (1) month on each monthly anniversary date so that the term shall always be not less than one (1) month less
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than eighteen (18) months, unless either party gives written notice to the other party of intent to terminate, in which event the automatic monthly renewals will end and the Agreement will terminate at the end of the unexpired portion of the term in existence on the date notice to terminate is given.

            c. TERMINATION UPON DEFAULT. This Agreement may also terminate upon an Event of Default and failure to cure beyond applicable cure periods at the option of the nondefaulting party as set forth in Section 12 hereof.

            d. TERMINATION BY CUSTOMER. Customer may terminate this Agreement at any time, and without cause, by giving M&I at least one hundred eighty (180) days' prior written notice and paying M&I the then-applicable buyout amount set forth in Section 21.

        14. REGULATORY ASSURANCES. M&I and Customer acknowledge and agree that the performance of these Services will be subject to regulation and examination by Customer's regulatory agencies to the same extent as if such Services were being performed by Customer. Upon request, M&I agrees to provide any appropriate assurances to such agency and agrees to subject itself to any required examination or regulation. Customer agrees to reimburse M&I for reasonable costs actually incurred due to any such examination or regulation that is performed solely for the purpose of examining data processing services used by Customer unless such examination is as a result of such agency's concern with M&I's ability to adequately perform data processing services.

            a. NOTICE REQUIREMENTS. The Customer shall be responsible for complying with all regulatory notice provisions to any applicable governmental agency, which shall include providing timely and adequate notice to the Chief Examiner of the Federal Home Loan Bank Board, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, The Federal Deposit Insurance Corporation, the Federal Reserve Board, or their successors, as applicable (collectively, the "Federal Agency"), as of the effective date of Services under this Agreement, identifying those records to which this Agreement shall apply and the location at which such Services are to be performed.

            b. EXAMINATION OF RECORDS. The parties agree that the records maintained and produced under this Agreement shall, at all times, be available for examination and audit by governmental agencies having jurisdiction over the Customer's business, including (without limitation) the Federal Agency. The Director of Examinations of the Federal Agency or his designated representative shall have the right to ask for and to receive directly from M&I any reports, summaries, or information contained in or derived from data in the possession of M&I related to the Customer. M&I shall notify Customer (prior to delivery of such information) of any formal request by an authorized governmental agency to examine Customer's records maintained by M&I, if M&I is permitted to make such a disclosure to Customer under applicable law or regulations. Customer agrees that M&I is authorized to provide all such described records when formally required to do so by this authorized governmental agency.

            By entering into this Agreement M&I agrees that the appropriate Federal Agency shall have the authority established under the Bank Service Corporation Act, 12 U.S.C. 1867(c) to regulate and examine the performance of services hereunder.

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            c. FIDELITY BONDS. Throughout the term of the Agreement, M&I shall maintain fidelity bond coverage for M&I and its employees.

            d. NOTICE OF CHANGES. Customer shall give to the Director of Examinations of the Federal Agency at least thirty (30) days' notice of the termination of this Agreement or of any material changes in the Services to be provided hereunder.

            e. INSURANCE. Throughout the term of this Agreement, M&I shall maintain insurance coverage (or shall be self-insured) for losses from fire, disaster, and other causes contributing to interruption of the Services. The proceeds of such insurance shall be payable to M&I. Nothing in this Agreement shall be construed as to permit Customer to receive any of such proceeds, or to be named as an additional loss payee under any insurance policy.

            f. FINANCIAL INFORMATION. Upon request, Customer agrees to provide M&I with a copy of the call report filed with the Federal Agency, and to provide such additional financial information as to its creditors or others as M&I may reasonably request. M&I agrees to provide Customer a copy of M&I's annual audited report.

        15. TRANSPORTATION AND/OR TRANSMISSION OF DATA. The responsibility and expense for transportation and/or transmission of and risk of loss of data and media to and from M&I's datacenters shall be borne by Customer. M&I will notify Customer of the time by which Customer's data and media must be delivered to M&I for processing for M&I to provide Customer's processed data within the time period indicated by M&I.

        16. RESPONSIBILITY.

            a. GENERAL. M&I agrees to perform the Services in a commercially reasonable manner, which is similar to the services provided to other M&I customers, including member banks of the Marshall and Ilsley Corporation, and no other or higher degree of care. Except as otherwise described herein, M&I assumes no other obligation as to performance or quality of the Services provided, all other risks of error being expressly assumed by Customer. M&I shall not be responsible for loss or damage due to delays in processing or in the delivery of processed data as a result of any of the causes excused by
Section 19 hereof. M&I WILL IN NO EVENT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES INCURRED BY CUSTOMER INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR BUSINESS OPERATION LOSS, REGARDLESS OF WHETHER M&I WAS ADVISED OF THE POSSIBLE OCCURRENCE OF SUCH DAMAGES.

            b. RELIANCE ON DATA SUPPLIED. M&I will process items and data and perform those Services described in this Agreement on the basis of information furnished by Customer. M&I shall be entitled to rely upon and act in accordance with any instructions, guidelines, or information provided to M&I by any person or persons who may be designated from time to time in writing to M&I by Customer and M&I will incur no liability in doing so. If any error results from incorrect input supplied by Customer, Customer shall be responsible for discovering and reporting such error and supplying the data necessary to correct such error to M&I for processing at the earliest possible time. Customer will indemnify and hold M&I harmless from any cost, claim, damage, or liability (including attorneys' fees)

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whatsoever arising out of such data, information or instructions, or any inaccuracy or inadequacy therein. Customer assumes all risk of loss, delay, and miscommunication in the transportation or transmission by electronic means of data and information from any terminal or remote unit unless the same is caused by or attributable to any act or omission on M&I's part, which act or omission does not meet the standard of care in Section 16(a), or was caused by or attributable to any gross negligence or willful failure on M&I's part to comply with its obligations under this Agreement.

        c. DATA BACKUP. Customer shall maintain adequate records including microfilm images of items being transported to M&I for at least ten (10) business days' backup on magnetic tape or other electronic media where transactions are being transmitted to M&I, from which reconstruction of lost or damaged items or data can be made. Customer assumes all responsibility and liability for any loss or damage resulting from failure to maintain such records.

        d. AUDIT. M&I shall cause a third-party review of its data processing systems and Services to be conducted annually by its independent auditors. M&I shall provide Customer one copy of the report resulting from such review.

        e. REGULATORY COMPLIANCE. Customer is responsible for determining that the Services performed on its behalf, any forms which are used with its customers, and all records it retains, comply with all applicable laws. When used properly by Customer, M&I's systems and software used to provide the Services will provide Customer with information necessary to comply with Federal law applicable to the transactions or accounts processed by M&I. Should Customer need information from the Services M&I provides in order to comply with applicable state laws and regulations, Customer's sole remedy, and M&I's sole obligation shall be for M&I to provide the ability to process the information requested from the Customer as promptly as is commercially practicable. M&I agrees that with respect to changes required as a result of changes in state law, such changes shall be undertaken as a priority project based on the regulatory deadline imposed for compliance at no additional cost to Customer.

        f. BALANCING AND CONTROLS. On a daily basis, Customer shall review all input and output, controls, reports, and documentation, to ensure the integrity of data processed by M&I. In addition, Customer shall, on a daily basis, check exception reports to verify that all file maintenance entries and nondollar transactions were correctly entered. Customer is responsible for initiating timely remedial action to correct any improperly processed data which these reviews would disclose.

        g. SERVICE DEFICIENCIES. If Customer is aware that a defect exists in a Service, Customer shall be responsible for making whatever appropriate adjustments may thereafter be necessary until M&I corrects the defect and, if requested by Customer, M&I will, at M&I's expense, assist Customer in making such corrections through the most cost-effective means, whether manual, by system reruns, or program modifications. M&I will make every effort to correct any known material defect as soon as commercially reasonable at M&I's expense.

   17. OWNERSHIP OF DATA. Customer is the owner of all of its data supplied by Customer to M&I for processing hereunder. Customer acknowledges that it has no rights in any of the software, systems documentation, guidelines, procedures, and

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similar related materials or any modifications thereof except with respect to
M&I's use of the same during the term of this Agreement to process data. Upon termination of this Agreement, M&I shall provide Customer with all copies of Customer's data in a format that is being used by M&I at that time for processing such data. Prior to the release of the Customer's data: (a) all amounts owed under this Agreement by Customer to M&I shall be current and paid in full except for those sums subject to a reasonable, good faith dispute as provided for in Section 2(e) herein, and (b) Customer shall pay M&I its "Estimated Deconversion Expenses" as described below. Customer agrees to pay M&I for M&I's work in providing such data at M&I's rates then in effect for computer and personnel time, supplies, and other items as required, and Customer further agrees to pay M&I for any and all charges associated with the deconversion of Customer's data based on M&I's then-current charges for such Services. M&I shall make a good faith estimate of all of such costs, expenses, and charges which shall be paid by Customer in advance (the "Estimated Deconversion Expenses"). The difference, if any, between the actual expenses and the prepaid Estimated Deconversion Expenses shall be promptly paid or refunded, as appropriate, after determination.

   18.  WARRANTIES. M&I represents and warrants that:

        a. CAPABILITY OF COMPUTER SYSTEMS AND SOFTWARE. M&I's computer systems (hardware and software) are capable of performing the Services in accordance with the provisions of this Agreement. The software used to provide the Services will operate substantially in accordance with the specifications and documentation for the software as modified from time to time to incorporate enhancements or modifications of the software to provide the Services.

        b. OUALITY OF SERVICE. The reports and Services made available to Customer shall be in substantial conformity with the User Manuals, as amended from time to time, copies of which have been, or will be, provided to Customer.

        c. PROPERTY RIGHTS. M&I has the right to provide the Services hereunder, using all computer software required for that purpose. M&I will indemnify, defend, and hold Customer harmless against any and all claims that the M&I proprietary software used to provide the Services hereunder or the Services infringe a U.S. patent or copyright and M&I will pay resulting costs, damages, and attorneys' fees awarded, provided that:

        (i)     Customer promptly notifies M&I in writing of the claim; and

        (ii) M&I has sole control of the defense and all related settlement negotiations.

        If such claim has occurred, or in M&I's opinion is likely to occur, Customer agrees to permit M&I, at M&I's option and expense, either to procure for Customer the right to continue receiving the Services using the software or replace or modify the same with a substantially comparable product so that they become noninfringing. If neither of the foregoing alternatives is reasonably available, Customer's sole remedy shall be for Customer to terminate the Agreement without payment of any buyout amount or deconversion expense; provided however that M&I shall be obligated to use reasonable efforts to mitigate the adverse consequences to Customer of any such claim.

            d. ORGANIZATION AND APPROVALS. M&I is a validly organized corporate entity with valid authority to enter into this Agreement This Agreement has been duly authorized by all necessary corporate action.

            e. DISCLAIMER OF WARRANTIES. EXCEPT AS DESCRIBED IN THIS AGREEMENT, M&I DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESSED OR IMPLIED INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        19. FORCE MAJEURE. M&I shall not be liable to Customer if M&I's fulfillment or performance of any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders, wars, acts of enemies, strikes, electrical availability failure, labor disputes, fires, floods, acts of God, federal, state, or municipal action, statute, ordinance or regulation, or, without limiting the foregoing, any other causes not within its reasonable control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not.

        20. DATA SERVICES RELIABILITY AND RESPONSIVENESS. Subject to the nonoccurrence of a force majeure and the performance of Customer's obligations described in this Agreement, M&I agrees that the services will be provided in accordance with the following standard.

            a. ATMs will be on-line for balance verification and transaction authorization to the M&I host computer at least 95% of the processing time each month (excluding scheduled down time for balancing or normal maintenance), provided Customer's network is available. Should the M&I host computer be unavailable, the M&I Tandem computer would engage the Stand-in mode in accordance with limits set by Customer. Customer shall be notified at least one week in advance of any scheduled Tandem downtime.

            b. On a monthly basis, M&I will ensure that its on-line computing facilities are available for the processing of Customer's on-line transactions at a minimum of ninety-six percent (96%) of the time, as prescribed by Customer, measured over a calendar month at the point of departure from M&I's communications controller.

            c. M&I will process transactions in an average of 2.5 seconds for teller transactions and in an average of 3.5 seconds for bank operations CRT transactions as measured over a calendar month, from the time the transaction is sent by Customer's controller or gateway to the time the processed data is returned to Customer's controller or gateway.

            d. M&I will initiate deposit and loan batch processing and have bank operations reports available for transmission to Customer or make the processed items and reports available within six (6) hours (fifteen (15) hours at year end) after receiving all input data from Customer's controller, and with such performance being missed not more than two (2) processing days per calendar month. In the event such performance is missed for two (2) days in each of three
(3) consecutive months, the presents of the parties shall meet to discuss resolution of such failed performance. M&I will ensure that its on-line computing facilities are available for the processing of Customer's on-line transactions at a minimum of ninety-six percent (96%) of the time, as prescribed by Customer, measured over a calendar month at the point of departure from M&I's communications controller.

            e. Customer service is perceived as a significant benefit from M&I. M&I will provide Customer responses to questions as follows: (1) average response within 2 hours of calling the M&I Support Center; and (2) a resolution on average of 48 hours.

            f. In the event of human error on the part of M&I which could be expected to create an impact on Customer or Customer's customers, M&I agrees to:
(1) notify Customer of the error within 4 hours during normal business hours;
(2) develop and implement a plan of action to be shared with Customer within 8 hours during normal business hours; (3) resolve the error to limit Customer impact as soon as commercially reasonable. In the event Customer is not satisfied with the methodology or time frame identified by M&I for resolution, Customer may escalate the issue for a review by senior management personnel. If this escalation process has not resolved the issue, the presidents of the parties shall meet to develop a mutually satisfactory solution.

            g. M&I shall notify Customer of any errors in the M&I software or operating procedures, when detected by or reported to M&I, that appear to impact Customer. Such notification shall include a plan for correction of the error.

            h. M&I will provide Customer 2 weeks notice of any changes in routine operating procedures. Changes falling into this category include but are not limited to: (1) persons to notify in event of problem; (2) form of communications; (3) change in processing or contact location; (4) hours of service; etc.

            i. M&I will notify Customer, in writing, of any enhancements or new releases of the M&I software not less than I week prior (or such longer period as may be appropriate due to the scope of modification) to implementation of such changes. M&I shall make available to Customer, in accordance with the published curriculum, training adequate on all such changes not less than I week (or such longer period, as appropriate) prior to implementation. Training usually is only required should the changes be large system upgrades requiring additional training or should Customer elect to use the new functionality. Training for major releases will be announced at least thirty (30) days prior to implementation. Customer shall not use any such changed release until after such training has been received. M&I will determine if training is necessary and notify Customer of the scheduling.

       Should M&I not be able to achieve the above stated objectives, M&I may recommend network or equipment upgrades over which Customer has control and Customer shall be responsible for making such changes or accepting the response time that is achieved. Customer will notify M&I in writing if these levels of performance are not achieved, and M&I shall have ninety (90) days to meet these performance standards. If after ninety (90) days the performance standard still has not been met, the Customer's sole remedy shall be to either (i) terminate the agreement without penalty upon giving M&I written notice within thirty (30) days after the expiration of the ninety (90) day cure period, or (ii) accept such deficient levels which M&I does achieve. M&I assumes no other liability, express or implied, with respect to its obligations set forth in this paragraph. M&I agrees that, as of the date of the Agreement, Customer's network configuration is adequate to meet the performance standard stated herein.

        21. CONTRACT BUYOUT.

            a. Customer may terminate this Agreement at any time by giving M&I at least one hundred eighty (180) days' prior written notice and paying M&I a percentage of the total estimated remaining unpaid monthly processing fees according to the schedule following this Section. For the purpose of this computation, total estimated remaining unpaid monthly processing fees shall be equal to the mean average of the total monthly fees paid in the three (3) months preceding the termination notice, multiplied by the number of months remaining in the Agreement.

     If Termination Occurs

     During Months              Buyout Percentage
     -------------              -----------------
        1-24                            60%
        25-48                           50%
        49-60                           30%
        61 and thereafter               25%

            b. The contract buyout amount set forth above shall be paid prior to the deconversion of any affected accounts. The contract buyout amount shall be paid by Customer regardless of the form by which the termination occurs (except as a result of an incurred Event of Default on the part of M&I), including but not limited to, sale of assets or stock, assumption of liabilities, merger, consolidation, absorption, liquidation, or termination as a result of an Event of Default on the part of Customer (as described in Section 11 of this Agreement).

        22. IRS FILING. Customer has complied with all laws, regulations, procedures, and requirements in attempting to secure correct tax identification numbers (TINs) for Customer's payees and agrees to attest to this compliance by an affidavit provided annually. Customer authorizes M&I to act as Customer's agent and sign on Customer's behalf the Affidavit required by the Internal Revenue Service on Form 4804, or any successor form.

        Customer acknowledges that M&I's execution of the Form 4804 Affidavit on Customer's behalf does not relieve Customer of responsibility to provide accurate TINs or liability for any penalties which may be assessed for failure to comply with TIN requirements. Customer agrees to hold M&I harmless from any liabilities, claims, expenses, penalties, or damages (including attorneys' fees) which may be assessed or incurred as a result of the failure to comply with TIN requirements.

        23. EXPENSE REIMBURSEMENTS. Customer agrees to reimburse M&I for all conversion-related and out-of-pocket expenses (travel, lodging, meals, long distance telephone calls, and printing and copying charges) reasonably incurred in connection with the conversion of Customer's accounts to the M&I system and further detailed on Exhibit B. The reimbursement of such expenses is in addition to conversion charges which may arise after the conversion, or with respect to accounts which are not currently customer accounts which are to be converted to the M&I system. M&I shall estimate such expenses m advance, and Customer shall pay such expenses in three (3) equal payments as follows: first, upon execution of this Agreement; second, upon delivery by M&I of conversion test reports; and final, on the Conversion Date. M&I shall provide Customer with a summary invoice of actual expenses, and any adjustments shall be paid upon delivery of the invoice.

        24. CONVERSION OBLIGATIONS. Both parties agree to make a good faith effort to convert Customer's data in a timely fashion and to perform the conversion in accordance with the responsibilities set forth in the M&I Conversion Manual, the Conversion Schedule, and this Agreement. Customer agrees to maintain an adequate staff of persons who are knowledgeable with the systems currently used by Customer to process data. Customer further agrees to provide such Services and perform such obligations as are contemplated by the M&I Conversion Manual and the Conversion Schedule, and as necessary for Customer to timely and adequately perform its obligations herein and therein. Customer shall pay or reimburse M&I for all out-of-pocket expenses and on a time-and-materials basis for any of its personnel, or any independent contractors, who perform conversion or related services (including items identified as Customer Responsibilities in the Conversion Manual) for Customer. Customer further agrees to cooperate fully with all reasonable requests of M&I necessary to effect the conversion in a timely and efficient manner. Customer agrees to reimburse M&I for all conversion charges whether for the initial conversion, or for the subsequent conversion of additional accounts as they are incurred or for the conversion of products not identified in the Proposal.

        25. USE OF THE SERVICES. (a) Customer assumes exclusive responsibility for the consequences of any instructions Customer may give M&I, for Customer's failure to properly access the Services in the manner prescribed by M&I, and for Customer's failure to supply accurate input information; (b)Customer agrees that it will use the Services in accordance with such reasonable policies as may be established by M&I from time to time as set forth in any materials furnished by M&I to Customer; (c) Customer agrees that, except as otherwise permitted by M&I, Customer will use the Services only for its own internal business purposes and will not sell or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any third party; and (d) Customer agrees and represents that (1) this Agreement has been approved by its board of directors, or that the officer executing this Agreement has been specifically authorized by Customer's board of directors to execute this Agreement, (2) the performance of this Agreement by the Customer will not affect the safety or soundness of the Customer or any of its affiliates, and (3) this Agreement, and the obligations evidenced hereby, will be properly reflected on the books and records of the Customer, and the Customer will provide evidence of the same to M&I upon request.

        26. FINDER'S FEES.) If Customer introduces a lead to M&I, which M&I was not previously working, and Customer assists M&I by introducing the prospect to M&I, followed by Customer assistance and involvement in the selling process (not limited to Customer site visits, referrals, presentations, etc.) for the purpose of selling M&I Services, and the financial institution signs a processing agreement with M&I, M&I will credit Customer an amount equal to one (1) month's processing fees, which may be used to offset data processing fees for Services (excluding Miscellaneous Fees) provided M&I agrees in advance to pay such compensation to Customer. The finder's fee, as described above, shall be based upon and payable after the first month's use of the ordinary Services following the completion of all conversions of the new financial institution as proposed. The credit shall not exceed twenty-five thousand dollars ($25,000) for any individual bank, or more than twenty-five thousand dollars ($25,000) for any group of banks or bank holding company.

     27.    MISCELLANEOUS.

            a. AMENDMENT. This Agreement, including the Schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

            b. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party, which such consent shall not be unreasonably withheld, provided that M&I may freely assign this Agreement to any company that is directly or indirectly (1) in control of M&I, (2) under the control of M&I, or (3) under common control with M&I, provided that, in such event, M&I shall remain primarily liable.

            c. SECTION HEADINGS. Section headings are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

            d. NOTICES. Any notice under this Agreement will be deemed given when delivered by hand, by a nationally recognized overnight courier service, or when mailed by United States mail, first class postage prepaid and addressed to the recipient part at its address set forth in this Agreement, to the attention of the Chief Executive Officer in the case of the Customer and to the attention of the Division President in the case of M&I.

            e. NO WAIVER OF PERFORMANCE. Failure by either party at any time to require performance by the other party to claim a breach of any provision of this Agreement will not be construed as a waiver of any right accruing under this Agreement, nor affect any subsequent breach, nor affect the effectiveness of this Agreement or any part hereof, nor prejudice either party as regards any subsequent action.

            f. ENTIRE AGREEMENT: Conflicting Provisions. This Agreement, together with the Schedules hereto, constitutes the entire agreement between the Customer and M&I with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such subject matter. In the event of any conflict between the terms of the main body of this Agreement and any of the Schedules hereto, the terms of the main body of this Agreement shall govern.

            g. ENFORCEABILITY. The invalidity or enforceability of any provision hereof shall not affect or impair any other provisions.

            h. SCOPE OF AGREEMENT. If the scope of any of the provisions of the Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

            i. CONFIDENTIALITY OF TERMS. Customer agrees that neither it, its directors, officers, employees, or agents will disclose this Agreement, or any of the terms or provisions of this Agreement, to any other party, except as consistent with applicable regulation or law.

            j. ACCOUNT MANAGEMENT. M&I shall designate an individual to be liaison with or representative to Customer under the Agreement. Customer shall have the right to demand from time to time that the representative be replaced for cause, with cause being determined solely by Customer reasonably and in good faith. The M&I representative shall be available to meet with Customer's management as may reasonably be requested from time to time by Customer, and he or she shall, at M&I's sole cost and expense, visit Customer's offices no less frequently than quarterly in order to meet with management of Customer, monitor system operation and the like. Unless M&I willfully fails to abide by the terms of this Section of the Agreement, a breach of this Section will not be construed as an Event of Default on the part of M&I.



          THE REMAINDER OF ThIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names as of the date first above written.


                              M&I DATA SERVICES, A DIVISION OF THE
                              MARSHALL & ILSLEY CORPORATION
                              ("M&I")
                              4900 W. Brown Deer Road
                              Brown Deer, WI 53223

                              By: /s/ Patrick C.Foy
                                 --------------------------------
                              Name:   Patrick C.Foy
                              Title:  President, Outsourcing Business Group

                              By: /s/ Thomas R. Mazera
                                 --------------------------------
                              Name:   Thomas R. Mazera
                              Title:  Vice President


                              PREMIERBANK & TRUST ("Customer")
                              124 Middle Avenue
                              Elyria, OH 44035

                              By: /s/ John S. Kreighbaum
                                 --------------------------------
                              Name:   John S. Kreighbaum
                              Title:  Chief Executive Officer

AUTHORIZATION AGREEMENT

        The undersigned ("Customer") hereby authorizes M&I Data Services, a division of the Marshall & Ilsley Corporation ("M&I") to initiate debit entries and to initiate, if necessary, credit entries and adjustments for any excess debit entries or debit entries made in error, to Customer's account indicated below and the depository named below, to debit and/or credit the same such account.

This authority is to remain in full force and effect for the period coinciding with the term (and any renewals thereto of the Data Processing Services Agreement made the ___________ day of July 1996, and any addenda thereto (the "Agreement"), pursuant to the terms and conditions specified in the Agreement.


DEPOSITORY NAME:        ______________________
ADDRESS:                ______________________
CITY/STATE/ZIP:         ______________________
TELEPHONE NUMBER:       ______________________
ROUTING TRANSIT NUMBER: ______________________
ACCOUNT NUMBER:         ______________________



                        M&I DATA SERVICES, A DIVISION OF THE
                        MARSHALL & ILSLEY CORPORATION
                        ("M&I")

                        By: /s/ Patrick C.Foy
                           --------------------------------
                        Name:   Patrick C.Foy
                        Title:  President, Outsourcing Business Group

                        By: /s/ Thomas R. Mazera
                           --------------------------------
                        Name:   Thomas R. Mazera
                        Title:  Vice President


                        PREMIERBANK & TRUST ("Customer")
                        124 Middle Avenue
                        Elyria, OH 44035

                        By: /s/ John S. Kreighbaum
                           --------------------------------
                        Name:   John S. Kreighbaum
                        Title:  Chief Executive Officer

                                    SCHEDULE

                            M&I ON-LINE AVAILABILITY

The following is a list of standard hours of availability by each on-line service. All times are CST/CDT.

- Cardholder
  (CRT Maintenance)
  Monday-Thursday             7:00 a.m.-6:45 p.m.
  Friday                      7:00 a.m.-9:30 p.m.
  Saturday                    7:00 a.m.-4:30 p.m.

- CIS & Deposit System
  (Maintenance and Dollar Transactions)
  Monday-Thursday             7:00 a.m -6:45 p.m.*
  Friday                      7:00 a.m.-9:30 p.m.*
  Saturday                    7:00 a.m.-4:30 p.m.

- Data Entry
  (Account Reconciliation System)
  Monday-Friday               7:00 a.m.-10:00 p.m.

- Data Entry
  (Financial Control)
  Monday-Thursday             7:00 a.m.- 11:00 p.m.
  Friday                      7:00 a.m.- 12:00 Midnight
  Saturday                    7:00 a.m.-4:30 p.m.

- Decision Management System
  Monday-Thursday             7:00 a.m.-6:45 p.m.
  Friday                      7:00 a.m.-9:30 p.m.
  Saturday                    7:00 a.m.-4:30 p.m.

- Data Entry
  Monday-Friday               7:00 a.m.-5:00 p.m.

- Financial Control On-line
  Monday-Friday               7:00 a.m.-8:00 p.m.
  Saturday                    7:00 a.m.-4:30 p.m.

- Loan System
  (CRT Maintenance)
  Monday-Thursday             7:00 a.m.-6:15 p.m.
  Friday                      7:00 a.m.-8:30 p.m.
  Saturday                    7:00 a.m.-4:30 p.m.

- Management Information Service
  Monday-Thursday             7:00 a.m.-6:45 p.m.
  Friday                      7:00 a.m.-9:30 p.m.
  Saturday                    7:00 a.m.-4:30 p.m.
      (Except Money Market Info.)

- Teller Terminals
  Monday-Thursday             7:00 a.m.-7:00 p.m.
  Friday                      7:00 a.m.-9:30 p.m.
  Saturday                    7:00 a.m.-4:30 p.m.

* CIS access to loan data is based on Loan System hours of availability. West Coast availability for CIS, Loans, and Deposits for Monday-Friday is 8:00 a.m.-10:00 p.m., CST/CDT.

                    BACKROOM AND ITEM PROCESSING ADDENDUM TO

                       DATA PROCESSING SERVICES AGREEMENT


     THIS ADDENDUM, to the Data Processing Services Agreement (the "Agreement") dated September 12, 1996) is made as of the same day by and between the undersigned parties, does hereby alter, amend, and modify the Agreement and supersedes and takes precedence over any conflicting provisions contained in the Agreement.

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

     A. For purposes of this Addendum, the following terms shall have the definitions indicated:

            1. Business. "Business" shall mean the Backroom and Item Processing Services provided by M&I from the Facility and its related business operations conducted at the Facility, but shall exclude services and operations provided at M&I's other facilities.

            2. Facility. "Facility" shall mean the facility operated by M&I in or near Elyria, Ohio, owned or leased by Customer, at which the Backroom and Items Processing Services under the Addendum are provided Customer. Customer is responsible for related utilities and maintenance of the facility.

            3. Independent Appraiser. "Independent Appraiser" shall mean a duly qualified and experienced appraiser which has no substantial relationship, direct or indirect, with either M&I or Customer or any affiliate thereof.

            4. Option. "Option" shall mean the option of Customer to purchase all, but not less than all, the Business and Physical Assets from M&I, as created by this Addendum.

            5. Physical Assets. "Physical Assets" shall mean the computers, machinery, equipment, parts, fixtures, supplies, furniture, vehicles, inventory and other items of tangible personal property owned by M&I and used at the Facility.

     B. M&I shall perform for Customer those certain Backroom and Item Processing Services described in the attached Exhibit A for which Customer agrees to pay M&I in accordance with the Schedule attached hereto as Exhibit B.

     C. The term "Services" in the Agreement shall include the Backroom and Item Processing Services except for the provisions of Sections 2a, 3a, 3b, and 24, and Exhibits A and B to the Agreement where the term Services will not include the Backroom and Item Processing Services described in the attached Exhibit A.

     D. Representatives from M&I and Customer will meet quarterly, or at mutually agreed intervals, to conduct cost and performance reviews of services provided to Customer. Customer will expect and be responsible for fluctuating charges related to seasonal volume changes, standard variations in billing periods, bulk inventory purchases, and other standard service dynamics. Such charges will be adjusted quarterly as necessary. Both parties will be responsible for quarterly reconciliation to "Cost Plus Charge" schedule. Frequencies of adjustments and reconciliations will be reviewed and modified, as mutually agreed, after one year. M&I will review with Customer strategic initiatives and maintenance activities that directly impact Customer through services and/or charges. Customer agrees that such activities and dynamics are expected and are an integral part of conducting business.

     E. This Addendum shall be effective upon execution by both parties, and both parties will promptly undertake the conversion activities necessary to process Customer's data with respect to item processing services. The term of this Addendum shall continue for a period of sixty (60) months from the date M&I begins processing Customer's data hereunder (the "Initial Term").

     F. Not less than twelve (12) months prior to the end of the Initial Term, M&I agrees that it will present a proposal to Customer for a new long-term Agreement, and the parties agree to negotiate the terms of such agreement in good faith. In the event the parties are unable to reach agreement on the term of such agreement by one hundred eighty (180) days' prior to the end of the Initial Term, this Agreement shall automatically be extended at the end of the initial sixty (60) month term for one additional six (6) month renewal term on the same terms and conditions as the initial term.

     G. In the event that, pursuant to the provisions of Section F of this Addendum, Customer elects to terminate this Addendum at the end of the Initial Term (or any replacement addendum relating thereto) and, at the time notice of termination is given, the services provided by M&I hereunder to Customer and its affiliates at or from the Facility represent in excess of seventy percent (70%) of the revenue of such services performed at or from the Facility, Customer shall reimburse M&I for, and hold M&I harmless from, any costs, expenses or other liabilities incurred by M&I as a result of downsizing the services provided at the Facility, including those outlined below.

            1. Costs, expenses or other liabilities specifically include: severance and termination costs and expenses relating to employees who are laid off or terminated in connection with any resultant downsizing and in accordance with M&I's standard severance policy, costs of early termination of a facility usage) and costs of a move to a facility more appropriately sized for the resultant operation; and, costs incurred with respect to the necessary reduction of volume of equipment relating to the downsizing, including losses on the sale of equipment and costs for termination of equipment leases.

            2. The loss or profit on the sale of equipment shall be determined by calculating the difference between the net book value as shown on the books and records of M&I (Book Value) and the actual net proceeds of the sale, based upon competitive bid process and final review by both parties, if the equipment is retained by M&I, the fair market value (Market Value) of the equipment as of the termination date. A loss will be defined as the Book Value exceeding the net sale proceeds or the Market Value; a profit will be defined as the net sale proceeds or the Market Value exceeding the Book Value. Market Value will be determined by an Independent Appraiser selected by the parties. In the event the parties are unable to agree on a single Independent Appraiser within ten (10) business days following notice of termination, each party shall select an Independent Appraiser within ten (10) business days, and the two Independent Appraisers so chosen shall promptly select a third Independent Appraiser. The Market Value shall be the average of the appraised values determined by each of the three

Independent Appraisers so chosen, and shall be determinative. Any profit resulting from the sale of equipment shall offset any losses on the sale of equipment.

            3. The estimated amounts of such costs, expenses and other liabilities shall be presented to Customer for review at least one hundred eighty (180) days prior to the end of the Initial Term and prior to execution of any employee severance, lease termination, or sale transaction. If such estimated amounts do not meet with Customer's approval, Customer may exercise its option under Section H of this Addendum.

            4. Following approval by Customer, the amounts of such costs and expenses shall be promptly paid, in accordance with the payment provisions of the Agreement, by Customer to M&I from time to time upon presentation of a written invoice (or invoices) and corresponding supporting documentation by M&I.

     H. At any time after the first twelve (12) months of the Initial Term, Customer may notify M&I of its intent to purchase the Business and Physical Assets from M&I ("Notification"), provided the Backroom and Item Processing Services provided by M&I to Customer and its affiliates performed at the Facility at the time of Notification represent in excess of seventy percent (70%) of the revenue of the Business. Customer's Option to purchase may be exercised upon the following terms and conditions.

            1. Notice of Customer's intent to exercise such Option shall be given in writing to M&I not sooner than twelve (12) months from the start of the Initial Term, nor later than one hundred eighty (180) days prior to the end of the Initial Term. In no event shall notice be given subsequent to one hundred eighty (180) days prior to the end of the Initial Term, at which date the Option shall expire unless a notice by Customer to exercise the Option has been duly given prior thereto. Within thirty (30) days of Notification, M&I shall propose a purchase price for the Business and Physical Assets and Customer shall undertake any due-diligence study deemed reasonably necessary. The parties shall then negotiate in good faith for a period of thirty (30) days on a purchase price.

            2. Pursuant to the Option, Customer may purchase all, but not less than all, of the Physical Assets and the Business. In connection therewith, Customer shall assume all of M&I's continuing obligations relating to the Business, including obligations under Customer contracts, lease obligations relating to any leased equipment located therein, and the like. Customer shall indemnify and hold M&I harmless from any failure of Customer to fully perform such obligations.

            3. The price at which such Option shall be determined as follows;

               a. In the event the parties agree within 60 days of notice of exercise of the Option on the purchase price, then the price shall be as agreed between the parties.

               b. In the event the parties are not able to agree on price or other significant terms and conditions, Customer may cancel its intent to purchase or ask for an independently appraised value. If Customer requests an Independently Appraised value, then Customer shall have a binding obligation to complete the transaction contemplated hereby, as follows. The parties shall select an

            Independent Appraiser to determine the terms and conditions upon which such purchase shall be made.

                c. In the event the parties are unable to agree on a single
            Independent Appraiser within ten (10) business days, each party shall select an Independent Appraiser within ten (10) business days, and the two Independent Appraisers so chosen shall promptly select a third Independent Appraiser. The purchase price shall be the average of the appraised values determined by each of the three Independent Appraisers so chosen, and shall be determinative.

                d. The principle to be used in the determination of the price by the parties, or the Independent Appraiser(s), shall be 110% of the sum of (i) the fair market value, or book value, which ever is greater, of Physical Assets plus (ii) the going concern value of the Business to a third party. Such amounts shall be determined as of the expected closing date, and shall not include any reduction in value of the Physical Assets or Business as a result of the termination of arrangements with Customer, although no going concern value shall be assigned to M&I's Business with Customer. No reduction shall be made for the obligations assumed by Customer in the transaction.

            4. The purchase price shall be paid in cash at closing. The closing shall occur on a date agreed by the parties or, if the parties are unable to agree, on the date upon which this Addendum is terminated. At the closing, each party shall deliver to the other such bills of sale (in similar form to those pursuant to which the Customer is conveying assets to M&I hereunder), assumption agreements and other documents as may be appropriate to effect the transactions contemplated hereby.

            5. The business and the Physical Assets shall be conveyed on an as is, where is basis, and M&I makes, and shall make, no representations or warranties whatsoever with respect to the Physical Assets or Business to be conveyed, including merchantability, condition. assignability or fitness for any purpose.

            6. Customer shall be solely responsible for securing any and all third party consents necessary with respect to the exercise of the Option, including consents relating to Customer contracts, facility service contracts, leases or other matters. If any Customer contract requires Customer's consent to any assignment to Customer, and such Customer does not consent to the assignment, the particular Customer contract shall not be included in the Business purchased by Customer hereunder, but may be subcontracted by M&I to Customer under paragraph 8 below. Customer shall be solely responsible for any costs related to obtaining any and all intellectual property use rights, and no such rights are included in the transactions contemplated by the Option. M&I agrees to assist Customer, at Customer's expense, in obtaining such use rights.

            7. Except as otherwise specifically provided herein, each party shall bear its own costs and expenses with respect to exercise of the Option and the transactions thereby contemplated, except that the parties shall jointly bear the expense of the Independent Appraiser chose pursuant to Section H (3b) hereof, or, the case with a third Independent Appraiser as in Section H (3c) hereof, each party shall be responsible for the fees and expenses of the

Independent Appraiser chosen by the party, and the parties shall each bear one-half of the fees and expenses of the third Independent Appraiser so chosen.

            8. Following the completion of the transactions contemplated by the Option, Customer agrees that it will act as M&I's subcontractor to provide, on behalf of M&I Customers, Backroom and Item Processing Services of the types conducted by M&I at the Facility prior to exercise in the Option. Such subcontracting shall be on terms and conditions substantially similar to those offered by M&I for similar services at the Facility prior to exercise of the Option.

               Attached are the following:
               -  Exhibit A - Item Processing and Backroom Services.
               -  Exhibit B - Backroom and Item Processing Cost Plus Schedule.
               - Exhibit C - Estimated Backroom and Item Processing Cost Plus Charges. (Based on volumes provided by Customer)


     I. Customer agrees that M&I, as a part of conducting business, will actively seek and contract M&I's services to its existing and potentially new customers.

            1. As part of securing new business, additional investments may be required. M&I agrees to change the Customer's "cost plus" basis to a "unit cost plus" basis utilizing the new business cost structure in the determination of a "unit cost". M&I agrees to limit adjustments to the Customer's "unit cost plus" basis, caused by additional business, by not more than plus or minus five (5) percent. These adjustments will be limited to additional business having a direct impact on the cost structure and services provided to Customer. "Unit costs" will be annually reviewed and adjusted as necessary with prior notification of ninety (90) days to Customer.

            2. As part of a reduction in business, M&I agrees to limit adjustments to the Customer's "unit cost plus" schedule by not more than plus or minus five (5) percent. These adjustments will be limited to reduced business having a direct impact on the cost structure and services provided to Customer.


     J. Except as modified by this Addendum, all other terms, and conditions contained in the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned parties have duly executed this Addendum in a manner appropriate to each.

M&I DATA SERVICES, A DIVISION                PREMIER BANK AND
OF THE MARSHALL & ILSLEY                     TRUST ("Customer")
CORPORATION ("M&I")


Name:   By: /s/ Patrick C. Foy               By: /s/ Dennis K. Miller
           ----------------------               ------------------------
        Name: Patrick C. Foy                 Name: Dennis K. Miller
        Title:  President,                   Title: Senior Vice President
                Outsourcing Business Group

        By: /s/ Thomas R. Mezera
           ----------------------
        Name:   Thomas R. Mezera
        Title:  Vice President

                               M&I DATA SERVICES
              SALESPARTNER AND PCTELLER SOFTWARE LICENSE AGREEMENT



     THIS AGREEMENT is entered into this 28th day of October, 1996, by and between M&I Data Services, a division of the Marshall & Ilsley Corporation, a Wisconsin corporation, ("M&I"), located at 770 North Water Street, Milwaukee, Wisconsin 53202 and Premier Bank and Trust, located at 124 Middle Avenue, Elyria, Ohio 44036-2001 (the "Customer").

                                    RECITALS

     WHEREAS, M&I has developed branch automation and teller software for use with personal computers; and

     WHEREAS, Customer wishes to obtain a license to use such software for its own internal purposes.

     NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, M&I hereby grants Customer the right and license to use the Salespartner and PCTeller Software (as described herein) subject to the ongoing satisfaction by Customer of the following terms and conditions:
     1. SALESPARTNER AND PCTELLER SOFTWARE. For purposes of this Agreement, the term Salespartner and PCTeller Software (together referred to as the "Software") shall mean branch automation and teller software systems delivered to the Customer in machine-readable code (object code) only, together with related user documentation provided by M&I and identified in Exhibit A.
     2. SCOPE OF LICENSE. Subject to the terms and conditions of this Agreement, M&I hereby grants to Customer a nonexclusive, nontransferable, and perpetual license to use the Software for its own internal business purposes and solely accessible by the personal computers listed in Exhibit A. Customer acknowledges and agrees that the Software is licensed for use with the version of the bank system software made available from time to time by M&I through the M&I Service Bureau (the "Service Bureau Software"). Customer further acknowledges and agrees that the interfacing of the Software to other mainframe banking applications and providing ongoing maintenance for such interface, if any, is outside the scope of this Agreement. M&I acknowledges and agrees that the license granted herein shall continue in full force and effect in the event that the Customer no longer utilizes the Service Bureau Software, provided that Customer complies at all times with the terms and conditions of this Agreement. Customer understands that this License does not include the operating system which is necessary to utilize the Software.
     3. LICENSE FEE. Customer shall pay to M&I a one-time License Fee as set forth in Exhibit A. Such fee shall be based upon the number of personal computer workstations that are authorized to access the Software, as listed in Exhibit A. The License Fee shall include Training and Conversion Support as described in
Section 5. M&I agrees that Customer may install and use the Software, under the license granted hereby, on additional personal computer workstations or equipment other than those listed in Exhibit A ("Additional Computers") and authorizes such Additional Computers to access the Software provided that Customer notifies M&I prior to usage and Customer pays an additional License Fee(s), based upon increased access computed in accordance with M&I's then-current price schedule, within thirty (30) days after Customer's receipt of an invoice from M&I for such fees. Customer agrees that if it installs or uses the Software on additional personal computer workstations or equipment, other than those listed in Exhibit A, without notifying M&I prior to usage and paying such additional License Fee(s), M&I shall, in addition to any other remedies it may have, have the right to terminate the license granted herein, or for increased PCTeller Software access, charge an additional PCTeller License Fee, or for increased Salespartner Software access, charge an additional Salespartner License Fee and maintenance fees commencing from Salespartner Delivery Date, as described in Section 4; such fees to be based upon the increased access computed in accordance with M&I's then-current price schedule. Customer shall also pay all applicable taxes, duties, and charges (including, but not limited to, sales, use, excise, and personal property taxes imposed on Customer) now or hereafter levied, assessed, or charged against the Software while licensed to Customer as a consequence of this Agreement, except where such taxes, duties, or charges are based upon the income of M&I.
     4.  DELIVERY.
     (a) PCTELLER DELIVERY. M&I shall deliver on magnetic diskette to Customer, at the time of conversion to PCTeller, one machine-readable copy of the PCTeller Software. Delivery shall be deemed to have occurred upon Customer's receipt of the PCTeller Software at the time of conversion ("PCTeller Delivery Date").
     (b) SALESPARTNER DELIVERY. M&I shall deliver on magnetic diskette to Customer, at the beginning of Salespartner training session as described in
Section 5, one machine-readable copy of the Salespartner Software. Delivery shall be deemed to have occurred upon Customer's receipt of the Salespartner Software at the beginning of the Salespartner training session ("Salespartner Delivery Date").
     5. TRAINING AND CONVERSION SUPPORT.
     (a) PCTELLER SUPPORT. M&I shall provide a two-day teller analysis session to determine teller transaction requirements and a three-day teller training class for a maximum of two employees of Customer to familiarize the Customer's trainers with the features and functions of the PCTeller Software. The sessions shall be held at the M&I Datacenter located in Brown Deer, Wisconsin, at dates and times established by M&I. M&I shall also be on-site at the time of conversion as defined in the Data Processing Services Agreement by and between Customer and M&I (the "Data Processing Services Agreement"), to assist with the conversion to the PCTeller Software. M&I reserves the right to change the content and duration of the analysis and training sessions and the duration of on-site support, provided that any changes which materially diminish the duration of the analysis sessions, training sessions, or on-site support shall require Customer's consent. Customer shall be responsible for all travel, lodging, and related costs and expenses incurred by attendees. Customer agrees to reimburse M&I for reasonable travel and lodging expenses for Training and Conversion Support rendered to Customer outside of M&I offices, according to the terms of the Data Processing Services Agreement.
     (b) SALESPARTNER SUPPORT. M&I shall provide initial services to Customer to customize Salespartner to support deposit, consumer and commercial loan products and associated forms as defined by Customer and agreed to by M&I. Such services shall be limited to a maximum of 650 hours, after which Customer will be billed at the then-current hourly rate. The specific services to be performed will be determined after an initial analysis of Customer's requirements. Customer agrees to reimburse M&I for reasonable travel, lodging and related expenses for Customization Services rendered to Customer outside of M&I offices, according to the terms of the Data Processing Services Agreement. M&I shall also provide a four-day class for a maximum of two employees of Customer to familiarize Customer's employees with the Salespartner maintenance functions. The class shall be held at the M&I Datacenter, located in Brown Deer, Wisconsin, at dates and times established by M&I. M&I reserves the right to change the content and duration of the sessions and classes, provided that any change which materially diminishes the duration of a session or class shall require Customer's consent. Customer shall be responsible for all travel, lodging, and related costs and expenses incurred by attendees.

     6. INSTALLATION. M&I shall have no obligation to install the Software on Customer's Personal Computer(s), and Customer agrees to install and maintain all Software on their Personal Computer(s) unless Customer purchases Bundled Hardware and Support Services, in which case installation services shall be defined and attached to this Agreement.

     7. ACCEPTANCE. This Agreement shall be deemed to have been accepted by the Customer as of the date when M&I and Customer have both executed this Agreement. The Software shall be deemed to have been accepted by Customer upon delivery by M&I.
     8. DOCUMENTATION. Customer shall receive, at no additional charge, user documentation as defined in Exhibit A, as part of the Software. Additional sets of documentation requested by the Customer will be billed to Customer at M&I's then-current price for such documentation.
     9.   MAINTENANCE AND ENHANCEMENTS FOR PCTELLER.
     (a) MAINTENANCE SERVICES AND ENHANCEMENTS. For so long as the Customer is receiving services under the Data Processing Services Agreement, M&I agrees to provide to Customer maintenance services and enhancements for the PCTeller Software as described below ("PCTeller Maintenance Services"). PCTeller Maintenance Services shall be provided to Customer's primary location only, as designated in Exhibit A. The PCTeller Maintenance Services are the following:

      (i) M&I shall correct all PCTeller Software errors which cause the PCTeller Software not to be in substantial compliance with its user documentation and shall use its best efforts to correct all other PCTeller Software errors upon discovery and proper notification by the Customer of the existence of any error; proper notification being deemed given only if the Customer substantially complies with M&I's error notification procedures in effect at that time. If, after investigation of the reported error, it is determined that the error is beyond M&I's responsibility, including, but not limited to, errors resulting from modifications made by the Customer, the Customer agrees to pay for M&I's efforts in investigating and/or resolving the error at M&I's then-current rates for such services, plus reasonable expenses incurred by M&I.

     (ii) M&I shall provide phone support with regard to the use and operation of the PCTeller Software during M&I's regular business hours and, at all other times, an emergency phone number to be used at the Customer's discretion to secure necessary phone support with regard to emergency situations.

    (iii) M&I shall use its best efforts in developing future releases and upgrades of the PCTeller Software and accompanying documentation. M&I shall deliver to Customer one copy of any future releases and upgrades (with Customer having the right to make and use additional copies pursuant to Section 14 of this Agreement) and shall deliver accompanying documentation, if any, in a quantity specified in Exhibit
          A. If M&I does develop future releases and upgrades which replace or supersede any other version of the PCTeller Software then in use by Customer, M&I agrees to provide maintenance services as set forth above for the new updated version, as well as the next most previous version.

     (b) MAINTENANCE FEE. The fee for PCTeller Maintenance Services shall be incorporated in the On-line Teller rates published in the M&I Customer price list and shall be paid by Customer pursuant to the Data Processing Services Agreement. Such fees will be included in the Customer's monthly data processing invoice. On-line Teller rates may be adjusted by M&I in accordance with the Data Processing Services Agreement. Customer agrees to reimburse M&I for time-and-material expenses, including reasonable travel and lodging expenses, for PCTeller Maintenance Services rendered to Customer outside of M&I's offices at Customer's request when such PCTeller Maintenance Services could have been performed at M&I's offices, as determined solely by M&I.

     (c) TERMINATION OF MAINTENANCE. If Customer discontinues receiving services under the Data Processing Services Agreement, then the PCTeller Maintenance Services shall also terminate on the date of such discontinuance; provided, however, Customer shall have the right to continue to use the PCTeller Software pursuant to the terms and conditions of this Agreement.

     10.  MAINTENANCE AND ENHANCEMENTS FOR SALESPARTNER.
          (a) MAINTENANCE SERVICES AND ENHANCEMENTS. While maintenance services are available for Salespartner Software to M&I licensees, M&I agrees to provide to Customer maintenance services and enhancements for the Salespartner Software as described below ("Salespartner Maintenance Services"). Salespartner Maintenance Services shall be provided to Customer's primary location only, as designated in Exhibit A. Salespartner Maintenance Services are the following:

          (i) M&I shall correct all Salespartner Software errors which cause the Salespartner Software not to be in substantial compliance with its user documentation and shall use its best efforts to correct all other Salespartner Software errors upon discovery and proper notification by the Customer of the existence of any error; proper notification being deemed given only if the Customer substantially complies with M&I's error notification procedures in effect at that time. If, after investigation of the reported error, it is determined that the error is beyond M&I's responsibility, including but not limited to, errors resulting from modifications made by the Customer, the Customer agrees to pay for M&I's efforts in investigating and/or resolving the error at M&I's then-current rates for such services, plus reasonable expenses incurred by M&I.
          (ii) M&I shall provide phone support with regard to the use and operation of the Salespartner Software during M&I's regular business hours and, at all other times, an emergency phone number to be used at the Customer's discretion to secure necessary phone support with regard to emergency situations.
          (iii) M&I shall use its best efforts in developing future releases and upgrades of the Salespartner Software and accompanying documentation. M&I shall deliver to Customer one copy of any future releases and upgrades (with Customer having the right to make and use additional copies pursuant to Section 14 of this Agreement) and shall deliver accompanying documentation, if any, in the quantity specified in Exhibit A; provided that the Customer has continuously paid the monthly maintenance fee included on the Customer's monthly data processing invoice. If M&I does develop future releases and upgrades which replace or supersede any other version of the Salespartner Software then in use by the Customer, M&I agrees to provide maintenance services as set forth above for the new updated version, as well as the next most previous version.

     (b) . MAINTENANCE FEE. Customer shall pay to M&I, beginning ninety (90) days following the Salespartner Delivery Date, a monthly maintenance fee listed in Exhibit A for the Salespartner Maintenance Services, such fee to be based upon the number of personal computer workstations authorized to access the Salespartner Software (as listed in Exhibit A) and M&I's then-current price schedule. The Salespartner monthly maintenance fee will be included on the Customer's monthly data processing invoice, and Customer agrees to pay the invoice according to the payment terms of the current Data Processing Services Agreement with M&I. The Salespartner monthly maintenance fee may be adjusted by M&I in accordance with the terms of the Data Processing Services Agreement. Customer agrees to reimburse M&I for time-and-material expenses, including reasonable travel and lodging expenses, for Salespartner Maintenance Services rendered to Customer outside of M&I offices at Customer's request when such Salespartner Maintenance Services could have been performed at M&I's offices, as determined solely by M&I.
     (c) TERMINATION OF MAINTENANCE. Salespartner Maintenance Services shall remain in full force and effect unless terminated in accordance with the following provisions:

          (i) The Customer may terminate Salespartner Maintenance Services by providing M&I with written notice of Customer's intent to terminate such services not less than sixty (60) days prior to the desired date of termination. Salespartner Maintenance Services shall then terminate at the end of the month in which the requested date of termination falls.

          (ii) The Customer may request reinstatement of Salespartner Maintenance Services by notifying M&I of the Customer's desire to reinstate. M&I may consent to reinstatement, which consent shall not be unreasonably withheld, provided that Customer has paid to M&I the Salespartner monthly maintenance fee for all months in the intervening time between the month-ending date of termination and the first of the month of reinstatement, in which case Salespartner Maintenance Services shall again be and remain in full force and effect.

          (iii) If the Customer fails to pay M&I the Salespartner monthly maintenance fee for two consecutive months or if Customer no longer utilizes the Service Bureau Software, M&I may terminate the Salespartner Maintenance Services. Termination of the Salespartner Maintenance Services by M&I shall not preclude any other legal remedy M&I may have against the Customer.

     11. USE RIGHTS. Customer represents and warrants that it will use the Software solely on those computer(s) described in Exhibit A, except as provided for in Section 14, and that it will only process information and data for itself, its subsidiaries, parent corporation, and subsidiaries of its parent corporation, and that it will not directly or indirectly permit any other person or entity to have access to or use of the Software, and that it will not use the Software to provide data processing services on a shared resource or service bureau basis to any other person, company, or financial institution.

     12. NOTIFICATION OF UNAUTHORIZED USE. Customer agrees to notify M&I promptly of any circumstances known to Customer surrounding any unauthorized possession or use of any part of the Software, or any other information or documentation made available pursuant to this Agreement to anyone other than persons properly authorized by Customer to have such possession or use.

     13. OWNERSHIP AND CONFIDENTIALITY. Customer acknowledges and agrees that the Software, including all authorized and unauthorized copies, are proprietary to and valuable trade secrets of M&I, and Customer shall maintain their confidential nature. Customer agrees that the Software shall be used only in accordance with this Agreement, and Customer shall not assign (except as provided for in Section 20), sell, lease, market, transfer, or reproduce (except as provided in Section 14) the Software or any modification thereto to or for others. Customer shall limit access to the Software to Customer's employees or third parties, when such persons (1) are performing services for the Customer, related to the Customer's authorized use of the Software; and (2) have a valid need to know or use the Software; provided that Customer shall advise such persons of the Customer's confidentiality obligations and establish procedures designed to prevent unauthorized use and access. Customer shall exercise all reasonable precautions to prevent access to the Software by persons not authorized by terms of this Agreement. Customer shall store the Software in a secure place at all times it is not being used. In addition, Customer shall take reasonable and appropriate measures to prevent copying, distribution, reverse engineering, and reverse compiling of the Software. Customer recognizes that the Software may be patented, copyrighted, trademarked, or otherwise protected by M&I and Customer will not undertake to patent, copyright, trademark, or otherwise apply for a proprietary grant or right with respect to the Software.

     14. REPRODUCTION. Customer shall have the right to install and use the Software on each personal computer that is included in the License Fee and appears on Exhibit A, and in case of a disaster rendering the personal computer workstations or equipment unusable, on an equal number of personal computer workstations or equipment. Customer shall also have the right from time to time to install and use additional copies of the Software as required to perform disaster recovery testing. All additional copies, whether for recovering from a disaster or performing disaster recovery testing, are subject to the terms and conditions of this Agreement. Customer may also reproduce the Software for backup or archival purposes only;
provided, however, such reproduction shall (1) be solely for the use of the Customer, (2) conspicuously display the information shown in Exhibit B, and (3) be subject to the restrictions set forth in this Agreement.
     15. MODIFICATIONS. Customer acknowledges and agrees that it shall not make any modifications to the Software object code. M&I shall not be liable to the Customer in warranty or otherwise for modifications made to the Software object code by someone other than M&I. Under no circumstances shall Customer sell, distribute, or license modifications of the Software. Nothing herein will prevent M&I from developing and distributing its own modifications to the Software. Customer shall have the right to modify the Software as described in the user documentation provided with the Software.
     16. WARRANTY. THE FOLLOWING LIMITED WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     (a) M&I warrants that it is the exclusive owner of the copyrights and all other rights in the Software and that it has all the rights necessary in order to grant the licenses specified under this Agreement. In the event of any claim by any third party with respect to any of the Software or documentation that such Software or documentation violates or infringes any United States copyright or patent, M&I shall defend Customer against such claim and shall pay all court awarded damages, losses, liabilities, claims, and expenses (including reasonable attorneys' fees) incurred by Customer in such actions which are attributable to such claim; provided however, that notice of a claim by the Customer under this Section is received by M&I within two (2) years of the termination of PCTeller Maintenance Services or Salespartner Maintenance Services, as applicable to such claim, that M&I is notified within ten (10) calendar days in writing of any suit or claim against the Customer, that the Customer permits M&I to defend said claim of infringement and gives M&I all reasonable and available information, assistance, and authority to enable M&I to do so, and provided further that Customer fully observes all the terms and conditions of this Agreement. M&I shall not be responsible for any compromise made without its consent. Following notice of a claim or of a threatened claim, M&I may, without obligation to do so, procure for the Customer the right to continue to use the Software within the terms of this Agreement, or, without obligation to do so, may modify the Software in a manner that does not materially and adversely impact on their functionality so that further use becomes noninfringing, or, without obligation to do so, pay Customer an amount equal to the License Fee minus 1/60 of such License Fee times the number of months the Customer has used the Software under the Agreement. In the event that the Customer's use of the Software within the terms of this Agreement is held by a court of last resort to constitute an infringement of a United States patent or copyright and such further use or distribution is enjoined, M&I shall, at its option and expense,
          (i) procure for the Customer the right to continue using the Software within the terms of this Agreement, or (ii) modify the Software in a manner that does not materially impact on their functionality so that further use becomes noninfringing; provided that M&I shall have no obligation to incur direct costs in connection with exercising either or both of the foregoing options in excess of the limitation of liability under Section 17 of this Agreement. Additionally, M&I shall have no obligation with respect to any such infringement where the infringement would have been avoided but for modifications made to the Software by the Customer. The foregoing states M&I's entire obligation, and the Customer's exclusive remedy, with respect to infringement.

     (b) M&I warrants that the Software, when run in the operating environment specified in the user documentation provided with the Software, shall operate in substantial compliance with such user documentation. Customer acknowledges and agrees that its sole remedy under this warranty is for M&I to correct all PCTeller Software errors which cause the PCTeller Software not to be in substantial compliance with its related user documentation and to use its best efforts to correct all other PCTeller Software errors that are brought to its attention by the Customer during the term of this Agreement and the Data Processing Agreement and to correct all Salespartner Software errors which cause the Salespartner Software not to be in substantial compliance with its related user documentation and to use its best efforts to correct all other Salespartner Software errors that are brought to its attention by the Customer during the ninety (90) days following the Salespartner Delivery Date, and thereafter while Customer subscribes for Salespartner Maintenance Services as described bed in Section 10. Customer hereby acknowledges that, except for those limited warranties specified in this Section, the Software is provided in an "AS IS" condition and is without warranty of any kind, either express or implied, written or oral.
     17. LIMITATION OF LIABILITY. M&I's liability for damages to Customer for any cause whatsoever, whether in contract or in tort, including negligence (but other than pursuant to Section 16(a) of this Agreement with respect to court-awarded damages and defense costs and expenses as a result of an infringement action which shall not be subject to any limit), shall be limited to the License Fee paid for the Software. In no event shall either party be liable for damages caused by the other party's failure to perform its obligations under this Agreement or for any lost profits, lost savings or incidental or consequential damages, even if the nonperforming party has been advised of the possibility of such damages.
     18. AUTHORIZATION. Customer agrees and represents that it has obtained all necessary corporate approvals to enter into this Agreement, that the performance of this Agreement by the Customer will not affect the safety or soundness of the Customer or any of its affiliates, and that this Agreement and the obligations evidenced hereby will be properly reflected on the books and records of the Customer.
     19. TERMINATION. In the event that either party fails in any material respect, to perform its material obligations under this Agreement and receives written notice from the other party informing it of the breach and requiring it to cure such breach; then, should the defaulting party fail to cure its breach within a 30-day period following the written notice (or such reasonable period if this breach, by its nature, cannot be cured within 30 days), the other party shall have the right to terminate this Agreement. Upon termination of this Agreement, Customer shall (1) immediately cease using the Software; (2) erase the same from the storage in each computer in which it has been installed; (3) certify to M&I in writing that Customer has taken the action described in clauses (1) and (2) above; and (4) at the option of M&I, either return to M&I or destroy all physical embodiments of the Software and backup copies made thereof.
     20. ASSIGNMENT. Except for the use rights granted in Section 11, neither party may assign, sublicense, or otherwise transfer any or all of its rights and obligations under this Agreement without the other party's prior written consent, which shall not be unreasonably withheld, and any assignment without such prior written consent shall be void and of no effect. Notwithstanding the foregoing, either party may assign this Agreement to any company that is: (1) directly or indirectly in control of such party, (2) under the control of such party, or (3) under common control with such party.
     21. NOTICES. Notices to be given or submitted by either party to the other under the terms of this Agreement shall be sufficiently given if made in writing and hand-delivered or sent by certified or registered mail, postage prepaid and addressed to the president of the notified party, to the address shown above or to such other address as the notified party shall so designate in writing to the other party at least twenty (20) days prior to notification.
     22. ENTIRE AGREEMENT. This Agreement, the Exhibits, and the Addendum (if any) attached hereto supersede all previous agreements and understandings of any nature whatsoever, verbal or written, and constitute the entire understanding between the parties with respect to the subject matter hereof. All oral or written representations, warranties, agreements, and other inducements relating to this Agreement and its subject matter made prior to the execution and delivery hereof have been included herein or, to the extent not included herein, shall be deemed to have been fully performed and discharged or deliberately omitted. No provision of this Agreement may be waived, modified, or superseded as against M&I or Customer, except by written instrument signed by an authorized officer of each party, expressly stating that it is intended to operate as such.
     23. GOVERNING LAW. This Agreement shall be governed, interpreted, construed, and enforced in accordance with the internal laws of the State of Wisconsin, United States of America.
     24. SEVERABILITY. If any provision, clause, part, or the application of this Agreement is held invalid, the remainder of this Agreement or the application of such provision, clause, or part under other circumstances shall not be affected.

     25. MISCELLANEOUS. Time is of the essence. No claim, regardless of form, arising out of this Agreement may be brought by Customer more than two (2) years after the events giving rise to the claim for relief occurred. The obligations of confidentiality and non-use after termination shall survive termination.
     THE PARTIES HERETO ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS, AS STATED HEREIN.
     IN WITNESS WHEREOF, the parties hereto through their duly authorized officers and agents have hereby executed this Agreement on the date before written.

        PREMIER BANK AND TRUST               M&I DATA SERVICES
        (CUSTOMER)                           (M&I)

By:     /s/ John S. Kreighbaum               By:    /s/ Alfred D. Dominick
       ------------------------                     ------------------------
Name:    John S. Kreighbaum                  Name:  Alfred S. Dominick, Jr.
       ------------------------                     ------------------------
Title:  Chief Executive Officer              Title: Executive Vice President
       ------------------------                     ------------------------




By:                                          By:    /s/ Peter J. Van Sistine
       ------------------------                     ------------------------
Name:                                        Name:   Peter J. Van Sistine
       ------------------------                     ------------------------
Title:                                       Title:  Vice President
       ------------------------                     ------------------------